POWER OF ATTORNEY



I,Robert J Capelli,hereby appoint Theron J. Cole and/or
William R. Maris as my attorneys in fact with regard to the executing and filing of SEC documents related to my position as a Director or Officer of Cyanotech
Corporation and authorize either or both of them to sign and file on my behalf all documents necessary to file and perfect the filing of Form 5's and other SEC documents related to Cyanotech Corporation for me with the Securities and Exchange Commission until August 1,2006.


/s/ Robert J Capelli




Subscribed and sworn to me this 12th day of July, 2006

Signed Jeane Vinson
Notary Public #98-583
My commission expires 11/09/06

My commission expires June 9,2009